EXHIBIT 99.1

MIDWAY GOLD APPOINTS WILLIAM ZISCH
AS CHIEF EXECUTIVE OFFICER

DENVER, CO – October 15, 2014 – Midway Gold is pleased to announce William M. Zisch has been appointed as the Company’s new President and Chief Executive Officer. Mr. Zisch will succeed Kenneth Brunk, who previously announced his retirement. Mr. Zisch’s appointment will be effective on or before December 10, 2014. In the interim, Mr. Brunk will work with the Midway team and with Mr. Zisch to ensure a smooth transition.

Timothy Haddon, Chairman said, “Today, we have made an excellent selection in Mr. Zisch to lead Midway as we transition to an operating gold mining company. Bill is a proven leader with strong mining operations experience and, very importantly, a business vision with an enthusiasm to bring people together to build a great company. His vision for Midway from early production stage through the next stages of expansion and growth is essential in this time of transformation. We very much look forward to this next chapter.

At this same time, we thank Ken for his many contributions over the last few years. Midway’s advancement from exploration to the brink of gold production under his leadership, especially in such a short timeframe, speaks to his abilities as a focused developer, and it speaks to his passion for this industry. We wish him all the best in retirement.”

October 15, 2014

Mr. Zisch brings with him more than 30 years of mining industry and professional experience. He joins us from Royal Gold, Inc. where he has been Vice President of Operations since March 2009. Prior to joining Royal Gold, he spent 12 years with Newmont Mining Company in various international assignments serving as the Operations Manager at the Yanacocha mine in Peru and later as the Vice President of African Operations while based in Ghana. Mr. Zisch served as Vice President of Planning during his last 2 years at Newmont where he was responsible for company-wide strategic, operational and capital planning. Prior to his tenure at Newmont, Mr. Zisch spent 16 years with FMC Company, where he held several positions in coal and gold operations and strategic sourcing roles in the company’s Chemical Group.

Mr. Zisch holds an MBA degree from the Wharton School at the University of Pennsylvania and a BS degree in Mining Engineering from the Colorado School of Mines in Golden, Colorado.

ON BEHALF OF THE BOARD
"Timothy J. Haddon"
Timothy J. Haddon, Chairman

About Midway Gold Corp.
Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments. For more information about Midway, please visit our website at www.midwaygold.com or contact Jaime Wells, Investor Relations Analyst, at 720-979-0900.

October 15, 2014

Neither the TSX Exchange, its Regulation Services Provider (as that term is defined in the policies of the TSX Exchange) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans and resource estimates and potential offering of common shares of the Company from time to time. Forward-looking statements are typically identified by words such as: “may”, “should”, “plan”, “believe”, “predict”, “expect”, “anticipate”, “intend”, “estimate”, postulate” and similar expressions or the negative of such expressions or which by their nature refer to future events. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. Other risks, uncertainties and factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; changes in interest and currency exchanges rates; local and community impacts and issues; environmental costs and risks; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change. Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. For the reasons set forth above, investors should not attribute undue certainty to or place undue reliance on forward-looking statements.